Exhibit 12.1


                        Selective Insurance Group, Inc.

               Computation of Ratio of Earnings to Fixed Charges
                    (in thousands, except for ratio amounts)

                                                  Nine Months Ended
                                                    September 30,                      Year Ended December 31,
                                              ---------------------------    -----------------------------------------
                                                  2005           2004            2004           2003          2002
                                              ------------   ------------    ------------   -----------   ------------
Earnings:
Income from Continuing Operations, before
  federal income tax                           $   147,248       113,794      $   174,981        87,980        52,907
Add:  Fixed Charges                                 15,055        13,688           18,475        20,170        17,705
Income, as adjusted                            $   162,303       127,482      $   193,456       108,150        70,612

Fixed Charges:
Interest Expense                               $    12,648        11,533      $    15,466        17,148        15,093
Debt Expense                                           163           155              209           222           152
Rent Expense (1)                                     2,244         2,000            2,800         2,800         2,460
                                              ------------   ------------    ------------   -----------   ------------
Total Fixed Charges                            $    15,055        13,688      $    18,475        20,170        17,705

Ratio of Earnings to Fixed Charges                    10.8           9.3             10.5           5.4           4.0
                                              ============   ============    ============   ===========   ============


(1) This represents the portion of rental expense that Selective believes to be representative of interest.